EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of U. S. Auto Parts Network, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2009 with respect to the consolidated financial statements and schedule of U. S. Auto Parts Network, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Los Angeles, California

December 17, 2009